Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-44098, 333-75599, 333-46325 and 333-88060) and in the Registration Statement on Form S-3 (File No. 333-107952) of Getty Images, Inc. of our reports dated March 10, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Seattle, Washington
March 10, 2005